UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LoyaltyPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-2780723
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3885 Crestwood Parkway, Suite 550, Duluth, Georgia 30096

 (Address of Principal Executive Offices) (Zip Code)

2004 Stock Plan

 (Full title of the plan)

Mr. Paul Robinson

LoyaltyPoint, Inc.

3885 Crestwood Parkway, Suite 550, Duluth, Georgia 30096

(Name and address of agent for service)

(770) 638-5101

 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	12,036,096 (3)	$0.046	$553,660.42	$65.17

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(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the high and low price of the registrant’s common stock as quoted on the Over-the-Counter Bulletin Board on April 19, 2005.

(3)

Includes 8,000,000 shares to be issued pursuant to our 2004 Stock Plan and 4,036,096 shares to be issued pursuant to non-plan option agreements.

 PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933. We do not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Mr. Paul Robinson, LoyaltyPoint, Inc., 3885 Crestwood Parkway, Suite 550, Duluth, GA 30096.

Part II - Information Required in the Registration Statement

Item 3.

 Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in the registration statement:

•

Our Annual Report on Form 10-KSB for the year ended December 31, 2004, filed on April 14, 2005 (Commission File Number: 000-21235);

•

Our Current Reports on Form 8-K filed on January 13, 2005 and March 1, 2005 (Commission File Number: 000-21235);

•

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the annual report referred to above;

•

The description of our common stock contained in the Registration Statement on Form SB-2 filed on May 10, 1996, File No. 333-03501, including any amendments or reports filed for the purpose of updating such description; and

•

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Harris Cramer LLP, in West Palm Beach, Florida, will pass upon the validity of the common stock offered by the selling stockholders in this offering. Attorneys employed by this law firm own 269,231 shares of our common stock.

Item 6. Indemnification of Directors and Officers.

Our certificate of incorporation, as amended, provides that we shall indemnify and advance expenses on behalf of our officers and directors, employees and agents and former officers, directors, employees and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement arising out of his or her services on behalf of us to the fullest extent allowed by Delaware law. We cannot indemnify our officers and directors when we assert a direct claim against them. Delaware law generally provides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the event any such person shall be judged liable such indemnification shall apply only if approved by the court in which the action was brought. Any other indemnification shall be made by a majority vote of the board of directors (excluding any directors who were party to such action), or by a committee of directors designated by majority vote of the board of directors or by independent legal counsel in a written opinion, or by a majority vote of stockholders (excluding any stockholders who were parties to such action).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling LoyaltyPoint, Inc. pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

We issued a total of 5,645,062 options to our employees and directors under our 2004 Stock Plan at exercise prices ranging from $0.04 to $0.19 per share of common stock. We also issued a total of 4,036,096 options to our employees and directors pursuant to stock option agreements at exercise prices ranging from $0.04 to $0.20 per share of common stock. These options were issued in private transactions that were exempt from registration under the Securities Act of 1933 by virtue of Section 4(2) and Rule 506 of Regulation D.

Item 8. Exhibits.

EXHIBIT NUMBER	ITEM
Exhibit 4.1	2004 Stock Plan[1]
Exhibit 5	Legal Opinion
Exhibit 23.1	Consent of Tauber & Balser, P.C.
Exhibit 23.2	Consent of Marcum & Kliegman, LLP
Exhibit 23.3	Consent of Harris Cramer LLP[2]

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1.

Contained in Form 10-KSB filed on April 14, 2005

2.

Contained in legal opinion.

Item 9. Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on April 22, 2005.

LoyaltyPoint, Inc.

By	/s/ PAUL ROBINSON
Paul Robinson
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ PAUL ROBINSON	Chairman of the Board of Directors	April 22, 2005
Paul Robinson

/s/ JEFFREY S. BENJAMIN	Chief Financial Officer and	April 21, 2005
Jeffrey S. Benjamin	Principal Accounting Officer

/s/ STEPHEN AVALONE	Director	April 21, 2005
Stephen Avalone

/s/ ROBERT SCELLATO	Director	April 21, 2005
Robert Scellato

/s/ JERRY P. MALEC	Director	April 21, 2005
Jerry Malec

/s/ JOHN C. COLLIGAN	Director	April 21, 2005
John C. Colligan

/s/ JAMES ERNEST RIDDLE	Director	April 21, 2005
James Ernest Riddle

EXHIBIT INDEX

EXHIBIT NUMBER	ITEM
Exhibit 4.1	2004 Stock Plan[1]
Exhibit 5	Legal Opinion
Exhibit 23.1	Consent of Tauber & Balser, P.C.
Exhibit 23.2	Consent of Marcum & Kliegman, LLP
Exhibit 23.3	Consent of Harris Cramer LLP[2]

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1.

Contained in Form 10-KSB filed on April 14, 2005

2.

Contained in legal opinion.